Exhibit 5.1

October 11, 2013

JPMorgan Chase & Co.

270 Park Avenue

New York, NY 10017

Ladies and Gentlemen:

We have acted as counsel to JPMorgan Chase & Co., a Delaware corporation (the “Company”), in connection with its proposal to issue and sell on its own behalf and through one or more agents Senior Medium-Term Notes, Series H (the “Senior Notes”), and Subordinated Medium-Term Notes, Series C (the “Subordinated Notes,” and, together with the Senior Notes, the “Notes”), having an unlimited aggregate initial public offering price, pursuant to the terms of the Master Agency Agreement dated October 11, 2013 between J.P. Morgan Securities LLC and the Company (the “Master Agency Agreement”).

We have examined the Registration Statement on Form S-3 (the “Registration Statement”) filed on October 11, 2013 by the Company under the Securities Act of 1933, as amended; the Company’s prospectus dated October 11, 2013, as supplemented by the Company’s prospectus supplement dated October 11, 2013 relating to the Notes (as so supplemented, the “Prospectus”); the indenture dated as of October 21, 2010 (the “Senior Indenture”) between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Senior Trustee”) relating to the Senior Notes, which has been filed with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on October 21, 2010; the indenture dated as of October 21, 2010 (the “Existing Subordinated Indenture”) between the Company and U.S. Bank Trust National Association, as trustee (the “Subordinated Trustee,” and, together with

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the Senior Trustee, the “Trustees”), relating to the Subordinated Notes, which has been filed with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on October 21, 2010; the form of subordinated indenture (the “New Subordinated Indenture” and, together with the Existing Subordinated Indenture, the “Subordinated Indentures”) between the Company and the Subordinated Trustee, relating to the Subordinated Notes, which has been filed with the Commission as an exhibit to the Registration Statement; duplicates of the master global notes representing the Notes; and the Master Agency Agreement. The Senior Indenture and the Subordinated Indentures are hereinafter referred to collectively as the “Indentures.” We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that (1) each Indenture is the valid and legally binding obligation of the applicable Trustee and (2) at the time of execution, authentication, issuance and delivery of the Subordinated Notes, the New Subordinated Indenture, if applicable, will have been duly authorized, executed and delivered by the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Notes have been duly authorized by the Company

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and, when the terms of the Notes and of their issue and sale have been duly established in accordance with the Authorization (as defined below), the applicable Indenture and the Master Agency Agreement so as not to violate any applicable law or agreement or instrument then binding on the Company and the Notes have been duly issued by the Company and, assuming due authentication thereof by the applicable Trustee or The Bank of New York Mellon, as authenticating agent under the applicable Indenture on behalf of the applicable Trustee, and upon payment and delivery in accordance with the Master Agency Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

In rendering the opinion set forth above, we have necessarily assumed (solely for the purposes of this opinion dated as of the date hereof) that at the time of any issuance and sale of any of the Notes, the Board of Directors of the Company (or any committee acting pursuant to authority properly delegated to such committee by the Board of Directors) has not taken any action to rescind or otherwise amend its prior authorization (the “Authorization”) of the issuance of the Notes and an officer or duly authorized attorney-in-fact of the Company, as stated in the resolutions of the Board of Directors (or any such committee) relating to the Notes, has approved the terms of such Notes.

In rendering the opinion set forth above, we have assumed that under the laws of any country in whose currency (or whose currency is a component currency of a composite currency in which) any Notes are denominated or payable, if other than in U.S. dollars, or of any other governmental authority having jurisdiction over any such composite currency, no consent, approval, authorization, qualification or order of, or filing or registration with, any governmental agency or body or court is required for the consummation of the transactions contemplated by

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the Master Agency Agreement in connection with the issuance or sale of such Notes by the Company and that the issuance and sale of such Notes by the Company and compliance with the terms and provisions thereof by the Company will not result in a breach or violation of any of the terms or provisions of any statute, rule, regulation or order of any governmental agency or body or any court.

We note that (i) a New York State statute provides that, with respect to a foreign currency obligation, a court of the State of New York shall render a judgment or decree in such foreign currency and such judgment or decree shall be converted into currency of the United States at the rate of exchange prevailing on the date of entry of such judgment or decree and (ii) with respect to a foreign currency obligation, a U.S. federal court in New York may award judgment in U.S. dollars, provided that we express no opinion as to the rate of exchange such court would apply.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Opinions” in the Prospectus included in the Registration Statement.

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In addition, if a pricing supplement relating to the offer and sale of any particular Note or Notes is prepared and filed by the Company with the Commission on any future date and such pricing supplement contains a reference to us and our opinion in the form set forth below, this consent shall apply to the reference to us and our opinion in such form:

“Simpson Thacher & Bartlett LLP, as counsel to the Company, has provided the following opinion to the Company: The notes offered by this pricing supplement have been duly authorized, and when issued by the Company, assuming due authentication thereof by the Trustee or The Bank of New York Mellon, as authenticating agent under the Indenture on behalf of the Trustee, and upon payment and delivery in accordance with the Master Agency Agreement, the notes offered by this pricing supplement will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms. Capitalized terms used but not defined in this paragraph shall have the meanings ascribed thereto in the opinion letter of such counsel dated October 11, 2013, which has been included as an exhibit to a Current Report on Form 8-K of the Company filed on October 11, 2013. The opinion is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing. The opinion also assumes that the Indenture is the valid and legally binding obligation of the Trustee and is subject to customary assumptions as set forth in such opinion letter. [The opinion is also subject to the discussion, as stated in such opinion letter, of the enforcement of notes denominated in a foreign currency or currency unit.] Such counsel does not express any opinion concerning any law other than the law of the State of New York and the Delaware General Corporation Law.”

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP